EXHIBIT 23.1






                      Consent of Independent Auditors



The Board of Directors
Delta Petroleum Corporation:

We consent to the incorporation by reference in the registration statement Form S-3 of Delta Petroleum Corporation of our report dated October 10, 1995 relating to the consolidated balance sheets of Delta Petroleum Corporation and subsidiaries as of June 30, 1995 and 1994, and the related consolidated statements of operations, stockholders' equity, and cash flows for the year ended June 30, 1995, the six months ended June 30, 1994 and the year ended December 31, 1993, which report appears in the June 30, 1995 Annual Report on Form 10-KSB of Delta Petroleum Corporation.

Our report contains an explanatory paragraph that states that a portion of the shares of Amber Resources Company, a majority owned consolidated subsidiary of the Company, are pledged to secure a note payable by the Company's former parent, which note is currently in default. Significant uncertainty exists as to the former parent s ability to repay or otherwise satisfy the obligation. The ultimate outcome of this matter cannot presently be determined. Accordingly, the consolidated financial statements do not include any adjustments that would result if the holder of the note were to foreclose on the Amber shares held as collateral and the Company were otherwise unable to satisfy the obligation and retain the shares.

Our report also contains an explanatory paragraph that states that the Company has an investment in certain undeveloped offshore California properties of $6,786,580 at June 30, 1995. The Company's ability to ultimately develop the properties is subject to a number of significant uncertainties, including the operator's ability to obtain the necessary permits and authorizations relating to the development activities. Accordingly, the Company's ability to realize its investment in the offshore California properties is uncertain and is ultimately dependent on its ability to develop the properties and/or to sell some or all of its interests in the properties. Accordingly, the consolidated financial statements do not include any adjustments that would result if the Company could not realize its investment in the properties.

Our report also refers to the Company's adoption of Statement of Financial Accounting Standards No. 121 "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of" and Statement of Financial Accounting Standards No. 115 "Accounting for Certain Investments in Debt and Equity Securities" in the year ended June 30, 1995.


                                        KPMG Peat Marwick LLP

Denver, Colorado
October 25, 1995